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                    EXHIBIT (15)(a)
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                                          Exhibit (15)(a)







To CMS Energy Corporation:

We are aware that CMS Energy Corporation has incorporated by reference in its Registration Statements No. 33-9732, No. 33-29681, No. 33-47629,
No. 33-64044 and No. 33-51877 its Form 10-Q for the quarter ended June 30, 1994, which includes our report dated August 8, 1994 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.


                                    Arthur Andersen & Co.


Detroit, Michigan,
     August 8, 1994.

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